                                                                    EXHIBIT 10.5
[BIOGEN LETTERHEAD]

                                                     December 11, 1998


Phillip A. Sharp, Ph.D.
Salvador E. Luria Professor
Department of Biology
Center for Cancer Research
Room E17-529B
Massachusetts Institute of Technology
40  Ames Street
Cambridge, MA 02139-4307

Re: RENEWAL OF INDEPENDENT CONSULTING AGREEMENT

Dear Phil:

         Your Independent Consulting Agreement with Biogen, Inc., dated June 29, 1979, as previously amended (the "Agreement"), under which you serve as a member of the Scientific Board of the Company, and your service as Chairman of the Scientific Board expire on December 31, 1998. Biogen greatly values your input on the Scientific Board, and would like to renew the Agreement and your service as Chairman of the Scientific Board for an additional three-year period, commencing as of December 31, 1998 and ending on December 31, 2001 (the "Renewal Term"), on the following terms and conditions:

         1. Your annual fee as Chairman of the Scientific Board will be $95,000 per year, payable quarterly in advance. The fee is to cover your service as Chairman, and is in lieu of the standard fee for Scientific Board members of $20,000 per year and the per diem fees for Scientific Board attendance, laboratory visits and consulting services.

         2. Biogen will pay Margarita Siafaca, or any other person you may designate, $1,250 per calendar quarter (for a total of $5,000 per year), in advance, for secretarial and administrative services rendered and for office expenses incurred for or on behalf of the Scientific Board of the Company.

         3. Subject to approval by the Stock and Option Plan Administration Committee, you will be granted an option to purchase 75,000 shares of Common Stock of the Company at an exercise price equal to the average of the high and low sales prices on the date of this renewal letter. The option will vest as to one-third of the shares upon completion of each of the first, second and third year of service after the date of this renewal letter during the Renewal Term.

         If you agree to renewal of the Agreement and your service as Chairman of the Scientific Board on these terms, please sign both copies of this renewal letter and return one copy to the attention of Anne Marie Cook, Biogen, Inc., 14 Cambridge Center, Cambridge, MA 02142.

         I look forward to your continued participation on the Scientific Board.


                                            Very truly yours,



                                            James R. Tobin
                                            President and Chief
                                            Executive Officer



AGREED TO AND ACCEPTED:


_____________________________
Phillip A. Sharp, Ph.D.